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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant   [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, For Use of the Com-
                                               mission Only (as permitted by
                                               Rule 14a-6(e) (2))

[ ]  Definitive Proxy Statement

[X] Definitive Additional Materials

[ ]  Soliciting Material Under Rule 14a-12

                               SL Industries, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person (s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [X]  No fee required

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2) Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4) Proposed maximum aggregate value of transaction:

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         (5) Total fee paid:

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         [ ]  Fee paid previously with preliminary materials:

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         [ ]  Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing. (1) Amount previously paid:

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         (2) Form, Schedule or Registration Statement No.:

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         (3) Filing Party:

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         (4) Date Filed:

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The following information was filed recently by SL Industries (the "Registrant")
on a Current Report on a Form 8-K with the Securities and Exchange Commission and announced in a press release on January 21, 2002:

        An election of the Board of Directors (the "Board") of SL Industries, Inc. (the "Company") is scheduled to be held on January 22, 2002 at the Company's 2001 Annual Meeting of Shareholders. It is possible that, as a result of the election, the incumbent members of the Board would no longer constitute a majority of the Board. Such a change in the composition of the Board would, if it should occur, constitute a "change-in-control" of the Company as defined in the respective Change in Control Agreements dated as of May 1, 2001, as amended, between the Company and each of its three executive officers (the "Executives") (the "Agreements"). Each of the Executives has submitted a notice of termination of his employment with the Company which will become effective only if and when such a change of control occurs at or prior to the election of directors.

        The Board of Directors has determined that, in the event that such a change in control occurs, it would be in the best interest of the Company and its shareholders for each of the three Executives to remain employed with the Company after the election in order to facilitate the transition to a new Board. Therefore, pursuant to Section 4 of the Agreement, the Company has formally requested, and each Executive has agreed that the Executive remain employed with the Company for up to ninety days after a change-in-control, should one occur as a result of the upcoming election or otherwise as a result of the related proxy contest with the RORID Committee. (The RORID Committee is a group of shareholders, including Steel Partners II, L.P. (Steel Partners) and Newcastle Partners, L.P. (Newcastle Partners), which is attempting to obtain control of the Company's Board of Directors.)

        Two of the Executives, Owen Farren and David Nuzzo, attended a meeting in early November 2001, with representatives of Steel Partners, including Warren Lichtenstein, and representatives of Newcastle Partners. The two Executives have informed the Company that, at the meeting, a representative of Newcastle Partners stated that it was very typical for change in control contracts to be abrogated by a new board of directors and that the Company's President, Owen Farren, should agree to arrange for a transfer of control of the Company's Board to Steel Partners and Newcastle Partners. Mr. Farren was told that, if he did so, new directors nominated by Steel Partners and Newcastle Partners would negotiate an arrangement with Mr. Farren so that he would not be left with nothing under his Change-in-Control Agreement. Mr. Farren declined this offer. The two Executives have reported that, based on the threat made at Mr. Farren, they believe that the RORID Committee might not honor any of the Change-in-Control Agreements between the Company and the three Executives if its nominees obtained control of the Company's Board of Directors.

        The Board of Directors believes that such an action by a successor Board of Directors controlled by nominees of the RORID Committee would frustrate the intent of the Company's prior decision to enter into such agreements and would deprive the Company of the benefits and protections afforded to the Company under provisions of the Agreements which require the Executives to waive claims against the Company, continue employment for certain transition periods and give non-compete and non-solicitation protections to the Company.

        For the purpose of insuring that the Change-in-Control payments will be paid to the Executives in such manner and at such times as specified in the Change-In-Control Agreements, the Company has established a trust holding funds in an amount sufficient to enable it to meet its obligations under the Change-in-Control Agreement, thereby giving reassurance to the Executives and enabling the Company to retain the protections and benefits of such agreements.